State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 11/14/2006
FILED 11:46 AM 11/14/2006
SRV 061041141 - 0494123 FILE

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
Section 253

CERTIFICATE OF OWNERSHIP
MERGING

Shandong Ruitai Chemical Co., Ltd.

INTO

Commercial Property Corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Commercial Property Corporation, a corporation incorporated on the 15TH day of November, 1955, pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this corporation owns 90% of the capital stock of Shandong Ruitai Chemical Co., Ltd., a corporation incorporated on the 25th day of October, 2006 A.D., pursuant to the provisions of the Delaware Corporation Law, and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 13th day of November, 2006 A.D., determined to and did merge into itself said Shandong Ruitai Chemical Co., Ltd., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 90% of the outstanding stock of Shandong Ruitai Chemical Co., Ltd., a corporation organized and exiting under the laws of Delaware, and

WHEREAS this corporation desires to merge into itself the said Shandong Ruitai Chemical Co., Ltd., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said Shandong Ruitai Chemical Co., Ltd. and assumes all of its liabilities and obligations, and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Shandong Ruitai Chemical Co., Ltd. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 13th day of November, 2006 A.D.

By: /s/ Anna Herbst
Authorized Officer

Name: Anna Herbst
Print or Type

Title: Vice President

(Insert if applicable)

FURTHER RESOLVED that Commercial Property Corporation relinquishes its corporate name and assumes in place thereof the name Shandong Ruitai Chemical Co., Ltd.